Exhibit 99.2

Information Architects acquires all assets of The Dakota Creative Group LLC for the development of major theme park operations.

Information Architects (otcbb: IACH) is pleased to announce the signing of a definitive agreement to acquire all outstanding assets of The Dakota Creative Group, LLC.  Formed in 2013. The Dakota Creative Group will be a detailed developer of major theme parks.

Hiring personnel that were previously employed by Disney and Universal the company has developed plans for an all new destination resort theme park including designs for five all new unique rides. The company will acquire the design specifications and rights to a host of other rides from existing theme parks that the company will put their own unique brand on.

Additionally the company is in talks with restaurants and food vendors to be incorporated into the parks. The company is in talks with two destination resort hotels to be incorporated into the parks and is in the design stages of multiple boutique hotels to also service the parks.

To round out the destination resort experience the company plans to developed a 18 hole championship golf course.

Revenues at existing U.S. theme parks have been on steady increase of 3.6% in each of the past two years after a 4.5% jump in 2010 and are expected to reach a record $13.4 billion this year, according to research firm Wall Street Daily.  131.6 million people visited theme parks last year and this acquisition positions IACH to become a major player in this growing industry.